Exhibit 5.1

[LATHAM & WATKINS LLP LETTERHEAD]

July 13, 2007

Advanced Micro Devices, Inc.

One AMD Place

P.O. Box 3453

Sunnyvale, California 94088

Re:	Advanced Micro Devices, Inc. Registration Statement on Form S-3 for

$2,200,000,000 Aggregate Principal Amount of 6.00% Convertible Senior Notes

Due 2015 and 78,347,579 Shares of Common Stock

Ladies and Gentlemen:

We have acted as special counsel to Advanced Micro Devices, Inc., a Delaware corporation (the “Company”), in connection with the registration for resale of $2,200,000,000 aggregate principal amount of the Company’s 6.00% Convertible Senior Notes due 2015 (the “Notes”) and 78,347,579 shares of its common stock, par value $0.01 (the “Common Stock”), initially reserved for issuance upon due conversion of the Notes, under the Indenture, dated as of April 27, 2007 (the “Indenture”), between the Company and Wells Fargo Bank, National Association, as trustee, under the Securities Act of 1933, as amended (the “Act”), by the Company, pursuant to a registration statement on Form S-3 under the Act filed with the Securities and Exchange Commission (the “Commission”) on July 13, 2007 (the “Registration Statement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus, other than as expressly stated herein with respect to the Notes and the Common Stock.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the internal laws of the State of New York and the General Corporation Law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

July 13, 2007

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof:

(1) The Notes have been duly authorized by all necessary corporate action of the Company and constitute legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

(2) Upon indication by an authorized officer of the transfer agent and registrar for the Common Stock of issuance by book entry of the shares of Common Stock initially reserved for issuance upon conversion of the Notes for delivery upon due conversion of the Notes in accordance with the Indenture in a principal amount not less than the par value of the Common Stock to be issued, the issuance and sale of such Common Stock will have been duly authorized by all necessary corporate action of the Company, and the Common Stock so issued will be validly issued, fully paid and nonassessable.

Our opinions are subject to: (i) the effect of bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought; (iii) the invalidity under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy; and (iv) we express no opinion as to (a) any provision for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty, (b) consents to, or restrictions upon, governing law, jurisdiction, venue, arbitration, remedies, or judicial relief, (c) the waiver of rights or defenses contained in Section 3.07 of the Indenture, (d) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy and (e) the severability, if invalid, of provisions to the foregoing effect.

With your consent, we have assumed (a) that the Indenture and the Notes (collectively, the “Documents”) have been duly authorized, executed and delivered by the parties thereto other than the Company, (b) that the Documents constitute legally valid and binding obligations of the parties thereto other than the Company, enforceable against each of them in accordance with their respective terms, and (c) that the status of the Documents as legally valid and binding obligations of the parties is not affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders or (iii) failures to obtain required consents, approvals or authorizations from, or make required registrations, declarations or filings with, governmental authorities.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained in the Prospectus under the heading “Legal Matters.” In

July 13, 2007

giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP